UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 2, 2022
EOS ENERGY ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39291	84-4290188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3920 Park Avenue
Edison, New Jersey 08820
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (732) 225-8400
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	EOSE	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock	EOSEW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of Director
On September 2, 2022, Daniel Shribman resigned from the Board of Directors (the “Board”) of Eos Energy Enterprises, Inc. (the “Company”). Mr. Shribman’s decision to resign was based on personal reasons and was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.
Appointment of Director
On September 7, 2022, the Board appointed Jeffrey Bornstein, age 57, to the Board. Mr. Bornstein will serve as a Class III director with a term that expires at the Company’s 2023 Annual Meeting of Stockholders or until his successor is elected and qualified. With this appointment, the Board has seven directors. Mr. Bornstein will also serve on the Audit Committee as chairman. The Board has determined that Mr. Bornstein qualifies as an independent director under the corporate governance standards of The Nasdaq Capital Market and under Rule 10A-3 of the Securities Exchange Act of 1934, as amended. In addition, the Board has determined that Mr. Bornstein qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.
Mr. Bornstein was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person, and there are no transactions between the Company and Mr. Bornstein that would require disclosure under Item 404(a) of Regulation S-K.
Mr. Bornstein will be compensated for his services on the Board in accordance with the Amended Director Compensation Policy (as defined below). In addition, in connection with his appointment as the chairman of the Audit Committee, Mr. Bornstein will receive a grant of restricted stock units that settle in shares of Class A common stock of the Company, valued at $35,000, which vest, subject to continued service, on the earlier of (i) the one-year anniversary of the grant date and (ii) immediately prior to the date of the next annual shareholders meeting of the Company following the grant date (with accelerated vesting on a change in control).
The Company has entered into an indemnification agreement with Mr. Bornstein on the same basis as each of the Company’s other directors.

Item 8.01 Other Events
Adoption of Amended and Restated Director Compensation Policy
On September 7, 2022, the Board approved certain amendments to the Company’s Non-Employee Director Compensation Policy (the “Amended Director Compensation Policy”). The Amended Director Compensation Policy provides for additional equity compensation, in the form of stock options, to be paid to any chairperson of the Board or one of its committees (the “Chairperson Grants”). The chairperson of the Board or the Audit Committee are eligible to receive a Chairperson Grant valued at $50,000 and the chairperson of the compensation committee or the nominating committee are eligible to receive a Chairperson Grant valued at $25,000. Members of the Board who begin serving as a chairperson later than the second trading day following the annual meeting of the Company’s stockholders will be eligible to receive a pro-rated Chairperson Grant. In no event will a member of the Board be eligible to receive more than one Chairperson Grant with respect to an applicable year.
Chairperson Grants will vest on the earlier of (x) the first anniversary of the grant date, (y) immediately prior to the date of the next annual shareholders meeting of the Company, or (z) a change in control, in each case subject to the director’s continued service through such vesting date.
The foregoing description of the Amended Director Compensation Policy does not purport to be complete and is qualified in its entirety by the terms and conditions of the Amended Director Compensation Policy. The Amended Director Compensation Policy is included as Exhibit 10.1 to this Current Report and are each incorporated herein by reference.
SEC Communications
As previously disclosed, in April 2022, the Company received a subpoena from the U.S. Securities and Exchange Commission (“SEC”). On August 29, 2022, the Company received a letter from the SEC informing the Company that the SEC’s investigation relating to the subpoena has concluded without any recommendation for enforcement action as to the Company.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit Number	Description of Document

10.1	Amended Director Compensation Policy
99.1	Press release, dated September 9, 2022
104	Cover page of this Current Report on Form 8-K formatted in Inline XBRL

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EOS ENERGY ENTERPRISES, INC.

Dated: September 9, 2022	By:	/s/ Randall Gonzales
		Name:	Randall Gonzales
		Title:	Chief Financial Officer
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